Exhibit 99.1

Doug Steenland Joins Digital River’s Board of Directors

MINNEAPOLIS--(BUSINESS WIRE)--March 9, 2009--Digital River, Inc. (NASDAQ: DRIV), a leading provider of global e-commerce solutions, announces the appointment of Doug Steenland to its board of directors. Mr. Steenland, formerly CEO of Northwest Airlines Corporation, currently serves on the board of directors of Delta Air Lines, Inc.

“Doug is a highly talented individual with broad and valuable experience. He will be a dynamic addition to our board. In light of our global footprint, his perspectives on operating in multiple countries will be insightful as we continue to grow,” said Joel Ronning, CEO of Digital River. “We are pleased to welcome Doug to Digital River and look forward to the benefits of his expertise.”

Digital River also announced that Will Lansing will retire from the board at the annual shareholders meeting in May 2009.

“Will became a charter member of the board of directors when he joined in November 1998, shortly after our company went public,” said Ronning. “During over ten years of distinguished service, he has provided a diverse perspective. Will’s insights and experience in the e-commerce industry were instrumental and helped guide us through our formative years. Digital River has been fortunate to have his guidance, judgment and counsel. We appreciate Will’s service and thank him for his many contributions.”

About Digital River, Inc.

Digital River, Inc., a leading provider of global e-commerce solutions, builds and manages online businesses for software publishers, consumer technology manufacturers, distributors, online retailers and affiliates. Its multi-channel e-commerce solution, which supports both direct and indirect sales, is designed to help companies of all sizes maximize online revenues as well as reduce the costs and risks of running an e-commerce operation. The Company’s comprehensive platform offers site development and hosting, order management, fraud management, export controls, tax management, physical and digital product fulfillment, multi-lingual customer service, advanced reporting and strategic marketing services.

Founded in 1994, Digital River is headquartered in Minneapolis with offices in major U.S. cities as well as Cologne, Germany; London, England; Shannon, Ireland; Luxembourg, Luxembourg; Stockholm, Sweden; Taipei, Taiwan; Tokyo, Japan; and Shanghai, China. For more details about Digital River, visit the corporate Web site at www.digitalriver.com or call 952-253-1234.

Digital River is a registered trademark of Digital River, Inc. All other company and product names are trademarks, registrations or copyrights of their respective owners.

CONTACT:
Digital River, Inc.
Investor Relations Contact:
Ed Merritt, 952-540-3362
Vice President, Investor Relations
emerritt@digitalriver.com
or
Media Relations Contact:
Gerri Dyrek, 952-253-1234 ext. 38396
Senior Director, Public Relations
gdyrek@digitalriver.com